                                                                      EXHIBIT 99

[LOGO]                                          FOR IMMEDIATE RELEASE
                                                CONTACT:  CONWAY G. IVY
                                                SENIOR VICE PRESIDENT, CORPORATE
                                                PLANNING AND DEVELOPMENT
                                                216-566-2102

                                      NEWS:

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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, July 22, 2004 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and first six months ended June 30, 2004. Consolidated net sales increased $146.3 million, or 9.9 percent, to $1.62 billion in the second quarter of 2004 and $317.3 million, or
12.1 percent, to $2.94 billion in the first six months of 2004 versus comparable periods last year. The net sales gains in the second quarter and first six months were due primarily to continuing strong domestic architectural paint sales and improving sales and market conditions in domestic industrial maintenance and product finishes markets. Net income increased $16.3 million, or
14.8 percent, to $126.4 million in the second quarter and $37.0 million, or 26.2 percent, to $177.9 million in the first six months of 2004. Diluted net income per common share for the second quarter of 2004 was $.87 per share compared to $.75 per share in 2003 and $1.22 per share for the first six months versus $.95 per share a year ago.

         Net sales in the Paint Stores Segment increased $102.9 million, or 11.0 percent, to $1.04 billion in the quarter and $190.3 million, or 11.5 percent, to $1.84 billion in the first six months versus the comparable periods last year. Continuing strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers during the second quarter and first six months of 2004 accounted for most of the sales improvement. Industrial maintenance and product finishes sales continued to improve as the domestic economic environment continued to strengthen compared to a soft economic environment during the first two quarters of 2003. Net sales from stores open for more than twelve calendar months increased 9.9 percent in the second quarter and 10.5 percent in the first six months. The Paint Stores Segment operating profit increased $21.2 million, or 17.3 percent, to $143.8 million during the quarter due primarily to the increased sales volume and strong selling, general and administrative expense control. These efforts more than offset a lower gross margin caused in part by increasing raw material costs. For the first six months, this Segment's operating profit increased $43.8 million, or 28.7 percent, to $196.3 million due primarily to the incremental sales volume and strong expense control.

         Net sales of the Consumer Segment increased $25.8 million, or 7.5 percent, to $371.7 million in the second quarter and $76.8 million, or 12.5 percent, to $688.9 million in the first six months versus the comparable periods last year. The second quarter and first half net sales gains were due primarily to continuing strong product programs and acquisitions. Operating profit of this Segment

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increased $3.6 million, or 5.4 percent, to $70.0 million in the quarter and
$13.7 million, or 13.0 percent, to $119.1 million in the first six months. The second quarter operating profit increase was due primarily to higher sales volume and favorable manufacturing absorption related to manufacturing volume increases that was partially offset by increasing raw material costs. The increase in operating profit during the first six months was due primarily to the sales increase and favorable manufacturing absorption that was not impacted as much by higher raw material costs. Selling, general and administrative expenses were reduced as a percent of sales in the quarter and six months due to tight spending control.

         The Automotive Finishes Segment's net sales increased $10.2 million, or
8.4 percent, to $131.5 million in the second quarter and $24.1 million, or 10.6 percent, to $251.8 million in the first six months versus the comparable periods last year. The positive effect of favorable currency exchange fluctuations relative to last year increased net sales of this Segment by 0.1 percent in the second quarter and by 1.5 percent for the first six months of 2004. The net sales gains were primarily due to new product introductions, improving international sales and the April 2004 acquisition of a majority interest in a Chinese automotive coatings company. Operating profit in this Segment improved $0.9 million, or 6.0 percent, to $16.3 million in the second quarter and $2.8 million, or 11.0 percent, to $28.2 million in the first six months. This Segment's operating profit in the second quarter improved primarily due to the sales increase, sales of higher margin new products, improvements in the automotive international businesses and inclusion of the Chinese acquisition. These benefits more than offset the effect of increasing raw material costs. For the first six months, operating profit of this Segment improved for the same reasons as the second quarter although the benefits were not as negatively impacted by raw material cost increases.

         Net sales in the International Coatings Segment, stated in U.S. dollars, increased $7.3 million, or 10.6 percent, to $76.1 million in the second quarter and $25.9 million, or 20.4 percent, to $152.5 million in the first six months versus the comparable periods last year. Favorable currency exchange fluctuations relative to last year increased net sales for this Segment in U. S. dollars by 6.9 percent in the second quarter and 13.2 percent in the first six months. A highly competitive market continued to constrain sales in South America while sales in the U.K. remained strong. Second quarter operating profit for the Segment in U.S. dollars was $1.3 million compared to $0.6 million a year ago due primarily to volume increases and expense control. For the first six months, the Segment realized an operating profit of $6.0 million compared to $0.4 million in the first six months of 2003. The first half increase was due primarily to the net sales gain, operating efficiencies related to additional manufacturing volume, tight expense control and favorable currency exchange rates.

         The Company purchased 1,500,000 shares of its common stock during the second quarter of 2004 bringing the total purchased to 3,350,000 shares for the first six months. The Company had remaining authorization at June 30, 2004 to purchase 13,673,000 shares.

         Commenting on the Company's operating results for the second quarter and first six months of 2004, Christopher M. Connor, Chairman and Chief Executive Officer, said, "We continue to be encouraged by the strength of the Paint Stores Segment's architectural paint sales. We are also encouraged that our product finishes and industrial marine coatings businesses continue to improve.

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         "In the Consumer Segment, we believe that many of our retail customers experienced moderate paint demand due to weather-related issues that impacted our second quarter and year-to-date sales to those retailers. The cost containment efforts implemented over the past few years helped the Consumer Segment improve their operating profit in the second quarter this year in spite of increasing raw material costs.

          "Domestically, our Automotive Finishes Segment's sales continue to grow in the collision market through new product introductions and the opening of new branches. We are encouraged by the improving operations of the international portions of our Automotive Finishes Segment. In the International Coatings Segment, we are pleased with the operational performance of our U.K. subsidiary. We are encouraged by the sales progress of our South American subsidiaries, stated in local currencies, and our local management teams' initiation of actions to improve profitability.

         "We expect that achieving the same level of year-over-year sales and profit comparisons as the Company did in the first and second quarters of 2004 will become more challenging in the third and fourth quarters of the year due to the improved level of sales and profits experienced in the last half of 2003. We are launching new products, actively pursuing new customers, opening stores, enhancing the shopping experience in our stores and increasing the productivity of our operations to improve sales and operating income in all operating segments of our business. We anticipate that achieving these business goals will result in increased third quarter net sales in the high single digits versus last year's third quarter. With net sales increases at that level, we expect diluted net income per common share in the third quarter will be in the range of $.88 to $.93 per share compared to $.82 per share earned in last year's third quarter. We commented on April 29, 2004 that we expected our annual net sales increase for 2004 would be up in the mid-to-high single digits over 2003 and diluted net income per common share for 2004 to be in the range of $2.54 to $2.62 per share. We are raising our expectations of the annual net sales increase to the high single digits for 2004. With the increased sales expectations, we are also raising our expectations of diluted net income per common share for the year 2004 to a range of $2.58 to $2.66 per share compared to $2.26 per share earned in 2003."

         The Company will conduct a conference call to discuss its financial results for the second quarter and first six months and its outlook for the third quarter and full year 2004 at 11:00 a.m. ET on July 22, 2004. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the July 22nd release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Sunday, August 1, 2004 at 5:00 p.m. ET.

         The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.


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This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily


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subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.





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
                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES
                  Statements of Consolidated Income (Unaudited)

                                                         Three months ended June 30,          Six months ended June 30,
                                                       -------------------------------     -------------------------------
Thousands of dollars, except per share data                 2004              2003              2004              2003
                                                       -------------     -------------     -------------     -------------

Net sales                                              $   1,617,955     $   1,471,678     $   2,937,476     $   2,620,139
Cost of goods sold                                           896,538           805,926         1,644,433         1,452,624
Gross profit                                                 721,417           665,752         1,293,043         1,167,515
  Percent to net sales                                          44.6%             45.2%             44.0%             44.6%
Selling, general and administrative expenses                 514,403           484,082           998,949           924,532
  Percent to net sales                                          31.8%             32.9%             34.0%             35.3%
Interest expense                                               9,365             9,952            18,752            20,044
Interest and net investment income                            (1,231)             (920)           (2,541)           (2,410)
Other expense - net                                            3,706              (794)            3,527             3,412
                                                       -------------     -------------     -------------     -------------
Income before income taxes and
  minority interest                                          195,174           173,432           274,356           221,937
Income taxes                                                  68,311            63,302            96,025            81,007
Minority interest                                                425                                 425
                                                       -------------     -------------     -------------     -------------

Net income                                             $     126,438     $     110,130     $     177,906     $     140,930
                                                       =============     =============     =============     =============

Net income per common share:
       Basic                                           $        0.89     $        0.76     $        1.26     $        0.97

       Diluted                                         $        0.87     $        0.75     $        1.22     $        0.95

Average shares and equivalents outstanding - basic       141,540,368       145,448,365       141,669,734       145,644,704
                                                       =============     =============     =============     =============

Average shares and equivalents outstanding - diluted     145,904,892       147,601,664       145,550,639       147,814,659
                                                       =============     =============     =============     =============



Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.